Exhibit 19.1

To:	All Employees, Officers and Directors

From:	Christopher W. Porter
Vice President and General Counsel
USA Compression GP, LLC

Re:	Insider Trading Policy
Introduction
As USA Compression Partners, LP (NYSE: USAC) (the “Partnership” and, together with its subsidiaries, USA Compression GP, LLC (the “General Partner”) and its subsidiary, the “Company”) is a publicly traded partnership, we all have important responsibilities with respect to the purchase or sale of Company securities. Among the more important of those responsibilities is the obligation to ensure that persons, including yourself, your family members, and any trusts or businesses controlled by you or any of those persons, not purchase or sell Company securities while in possession of information that could be considered “material” and “non-public.” We have adopted this Insider Trading Policy to prevent trading by such persons (often referred to as “insiders”).
Please familiarize yourself with the policy and do not hesitate to call or email Chris Porter, the General Counsel, at (512) 369-1641 or cporter@usacompression.com with any questions.

Exhibit 19.1
INSIDER TRADING POLICY
Adopted as of February 22, 2024
This Insider Trading Policy (this “Policy”) of the General Partner is presented in the following five sections:
•Section I – Summary;
•Section II – General Statement of Policy Prohibiting Insider Trading;
•Section III – Explanation of Insider Trading;
•Section IV – Exempted Transactions; and
•Section V – Statement of Procedures Preventing Insider Trading.
I.    Summary
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company and all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information that is considered to be both “material” and “non-public.” Insider trading is a crime and the penalties for insider trading include imprisonment, disgorgement of profits, civil fines of up to three times the profit gained or loss avoided for individuals and the greater of $1,000,000 and three times the profit gained or loss avoided for entities. Criminal fines of up to $5,000,000 for individuals and $25,000,000 for entities may also be imposed. Insider trading is also prohibited by this Policy and could result in serious sanctions, including dismissal.
This Policy applies to all members of the Board of Directors of the General Partner (“directors”) and all officers and employees of the Company, and extends to all activities within and outside an individual’s duties at the Company. Every officer, director and employee (together, the “Covered Persons” and each a “Covered Person”) must review this Policy. This Policy also applies to transactions by each Covered Person’s (i) spouse, children or other relatives living in the same household (“family members”); (ii) corporations or other business entities controlled by the Covered Person or his or her family members; (iii) corporations or other business entities controlled by the Company; and (iv) trusts in which the Covered Person or any family member acts as trustee or otherwise has investment control. Questions regarding this Policy should be directed to Chris Porter, the General Counsel of the General Partner (the “Compliance Officer”) at (512) 369-1641. Please see the following brief descriptions of certain concepts that will be discussed in further detail in this Policy.

Exhibit 19.1
Covered Persons:    You, your family members, and any trust or business entity controlled by you or your family members are subject to the requirements of this Policy. In addition to “insiders,” this Policy also applies to other persons in possession of material non-public information where the information either was given in breach of an insider’s duty to keep it confidential or was misappropriated.
Blackout Group:    Certain insiders identified by the Compliance Officer and who have been notified that they have been so identified are prohibited from trading during the Blackout Period (as defined below) and are subject to the preclearance requirements described in the Policy. The Blackout Group (as defined below) will consist of directors, officers and members of the Partnership’s Disclosure Committee as well as certain other individuals identified by the Compliance Officer. The Compliance Officer may modify the members of the Blackout Group from time to time as appropriate.
Trading Periods:    The Blackout Group must not purchase or sell any Company securities during the period beginning fourteen days before the end of any calendar quarter and ending two trading days after the public release of earnings data for such calendar quarter. The other periods of any calendar year are generally available for trading by the Blackout Group so long as trading is not otherwise made while in possession of material non-public information and has been precleared by the Compliance Officer (see below).
Even when considering a trade during a permissible trading period, the Blackout Group must consider whether they or the person trading is in possession of information that could be considered “material” and “non- public.” When in doubt, do not trade.
Preclearance:    All transactions by the Blackout Group in the Company’s securities (including, without limitation, purchasing or selling common units) must be precleared by the Compliance Officer, currently Chris Porter.
Tipping:    Communicating or “tipping” material non-public information to others, including recommending the purchase or sale of a security while in possession of such information, is prohibited by law and this Policy.

Exhibit 19.1
II.    General Statement of Policy Prohibiting Insider Trading
No Covered Person shall purchase or sell any type of security while in possession of material non-public information relating to the security, whether the issuer of such security is the Company or any other organization. All transactions in Company securities (except those discussed under Section IV below and transactions pursuant to a valid 10b5-1 Plan (as defined below)) by Covered Persons must be made in compliance with this Policy. If you have a question as to whether you might be in possession of material non-public information, please contact the Compliance Officer.
In addition, no Covered Person shall directly or indirectly reveal material non-public information to anyone who may trade while in possession of such information. In addition, material non-public information generally should not be communicated to anyone outside the Company, or to anyone within the Company other than on a need-to-know basis.
III.    Explanation of Insider Trading
As noted above, “insider trading” refers to the purchase or sale of a security while in possession of material non-public information relating to the security. “Securities” include common units, preferred units, stocks, bonds, notes, debentures, options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under federal securities laws. “Purchase” includes the actual purchase of a security and any contract to purchase or otherwise acquire a security. “Sale” includes the actual sale of a security and any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-equity transactions, conversions, and acquisitions and exercises of warrants or puts, calls or other options related to a security. Insider trading includes, but is not limited to, the following:
•Trading by insiders while in possession of material non-public information;
•Trading by persons other than insiders while in possession of material non-public information where the information either was given in breach of an insider’s duty to keep it confidential or was misappropriated (as explained more fully below); or
•Communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
A.    What Facts are Material?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have

Exhibit 19.1
a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of debt or equity security.
Examples of material information may include (but are not limited to) facts concerning: (i) distributions; (ii) earnings, earnings forecasts and changes to previously issued forecasts; (iii) pending or proposed mergers, acquisitions, divestitures or joint ventures; (iv) major litigation; (v) significant borrowings or financings; (vi) defaults on borrowings; (vii) news of significant changes in executive officers; (ix) proposed or pending offerings of Company securities or declaration of a unit split or similar transaction; (x) a proposed unit repurchase program; (xi) a change in the Company’s auditors or notification that the Company’s current auditor’s reports may no longer be relied upon; (xii) bankruptcies or restructurings involving the Company; (xiii) a significant cybersecurity incident, such as data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access to its property or assets, whether at its facilities or through its information technology infrastructure; (xiv) a significant commercial transaction; and (xv) the imposition of an event-specific restriction on trading in the Company’s securities or the securities of another company or the extension or termination of such a restriction. The broadest interpretation should be given to what is “material.” Please note that hindsight makes a relatively insignificant happening appear significant if it becomes the first step toward a substantial financial event. It is also very difficult for an officer, director or other insider to prove that he or she did not know about a development known to other officers or directors or to his or her subordinates. Moreover, material information does not have to be related to the Company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
A good general rule of thumb: when in doubt, do not trade.
B.    What is Non-public?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through distribution on wire services or, if the information is included in a filing with the Securities and Exchange Commission (“SEC”), upon the filing’s acceptance by and posting to the SEC’s online filing system. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.
In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately forty-eight hours following publication as a reasonable waiting period before such information is deemed to be public.

Exhibit 19.1
Until material non-public information has been widely disseminated, any Covered Person with knowledge of it must not purchase or sell Company securities or the securities of any other company for which the information may be material.
C.    Who is an Insider?
“Insiders” include officers, directors and employees of a company and anyone else who has material inside information about the Company. Insiders have a duty to the Company and its security holders not to trade on material non-public information relating to the Company’s securities. All officers, directors and employees should consider themselves insiders with respect to material non-public information and may not trade the Company’s securities while in possession of such information nor communicate (except on a need-to-know basis) such information to others.
It should be noted that trading by members of an officer’s, director’s or employee’s household can be the responsibility of such officer, director or employee under certain circumstances and could give rise to legal and Company-imposed sanctions. As such, you should make your family members aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.
D.    Trading by Persons Other than Insiders
Insiders may be liable for communicating, or “tipping,” material non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Tippees who trade on material non-public information tipped to them or that was misappropriated can be liable for insider trading. Under the misappropriation theory of insider trading, which was affirmed by the Supreme Court of the United States in 1997, a person commits fraud in violation of Section 10(b) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 by misappropriating material nonpublic information for securities trading purposes in breach of a duty of loyalty and confidence. Evolving case law and Rules 10b5-1 and 10b5-2 set forth the circumstances under which certain non-business relationships, such as family and personal relationships, may provide the duty of trust or confidence required under the misappropriation theory.
Just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider.
E.    Penalties for Engaging in Insider Trading

Exhibit 19.1
Penalties for trading on or tipping material non-public information can extend significantly beyond any profits gained or losses avoided, both for individuals engaging in such unlawful conduct and for their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:
•SEC administrative sanctions;
•Securities industry self-regulatory organization sanctions;
•Civil injunctions;
•Damage awards to private plaintiffs;
•Disgorgement of all profits;
•Civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided by the violator;
•Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
•Jail sentences of up to 20 years.
In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws: other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the federal Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated by insider trading.
F.    Examples of Insider Trading
The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Exhibit 19.1
Trading by Insider
An officer of X Company learns that earnings to be reported by X Company will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Company’s common units. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Company and the individual to whom the officer reports also could be liable as controlling persons.
Trading by Tippee
An officer of X Company tells a friend that X Company is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Company’s common units in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits and each is liable for all penalties of up to three times the amount of the friend’s profits. In addition, the officer and his friend are subject to, among other things, criminal prosecution, as described above.
IV.    Exempted Transactions
This Policy does not apply in the case of the following transactions, except as specifically noted:
A.    Option Exercises
This Policy does not apply to the exercise of an employee option acquired pursuant to the Company’s incentive plans, or to the exercise of a tax withholding right pursuant to which an insider has elected to have the Company withhold units subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of units as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
B.    Restricted Unit Awards
This Policy does not apply to the vesting of restricted units, or the exercise of a tax withholding right pursuant to which an insider elects to have the Company withhold units to satisfy tax withholding requirements upon the vesting of any restricted units. The Policy does apply, however, to any market sale of restricted units.
C.    Distribution Reinvestment Plan

Exhibit 19.1
This Policy does not apply to purchases of Company securities under the Company’s distribution reinvestment plan (“DRIP”) resulting from an insider’s reinvestment of distributions paid on Company securities, but does apply to purchases of Company securities resulting from additional contributions the insider chooses make to the DRIP. This Policy also applies to the insider’s sale of any Company securities purchased pursuant to the DRIP. This Policy may also apply to the insider’s election to participate in the DRIP or change the insider’s level of participation in the DRIP. If you would like to change your election under the DRIP during a Blackout Period, please notify the Compliance Officer and obtain preclearance in advance of such change. If the Company elects to satisfy DRIP issuances through purchases of Company securities on the open market, you may not be permitted to change the level of your DRIP elections during a Blackout Period.
D.    Other Similar Transactions
Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.
E.    Transactions Not Involving a Purchase or Sale
Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell Company securities while the Covered Person is aware of material non-public information, or the person making the gift is a Blackout Group Member (as defined below) and such person has reason to believe the recipient of Company securities intends to sell such securities during the Blackout Period. However, Section 16 Reporters (as defined in Section V) must comply with the notice and reporting requirements applicable to gifts under Section 16 of the Exchange Act. Further, transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy.
V.    Statement of Procedures Preventing Insider Trading
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every Covered Person is required to follow these procedures, as applicable.
A.    Blackout Period Applicable to All Blackout Group Members
The officers and directors of the Company who are required to make filings under Section 16 of the Exchange Act (collectively, the “Section 16 Reporters”), the members of the Company’s Disclosure Committee and certain other individuals identified by the Compliance Officer who have been notified that they have been so identified (the “Blackout Group” and each such person, a “Blackout Group Member,” as more fully described on Exhibit A attached hereto and as may be updated from time to time at the Compliance Officer’s discretion) are

Exhibit 19.1
prohibited from trading during the period beginning fourteen days before the end of any calendar quarter and ending two trading days after the public release of earnings data for such calendar quarter (the “Blackout Period”). For example, the Blackout Period with respect to the first quarter of the fiscal year would begin on March 18 and end after the market closes on the second day following the Partnership’s earnings release with respect to that quarter. Please note that if the Partnership releases earnings data on a trading day prior to the time the market opens, the day of release counts as the first of the two required trading days following the release of earnings. The Compliance Officer or his designee will endeavor to notify the Blackout Group in advance of the beginning of each quarterly Blackout Period and provide the dates of that particular Blackout Period. Insiders who have not been identified as being in the Blackout Group should adhere to the general prohibitions set forth in this Policy.
To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that the Blackout Group refrain from executing transactions involving the purchase or sale of Company securities (except for those discussed under Section IV above and transactions pursuant to a valid 10b5-1 Plan (as defined below)) other than during periods outside of the Blackout Period. The safest period for trading in the Company’s securities, assuming the absence of material non-public information, is generally the first 10 days following the end of the Blackout Period.
From time to time, the Company may also prohibit the Blackout Group from trading Company securities because of developments known to the Company and not yet disclosed to the public. In this event, the Blackout Group may not engage in any transaction involving the purchase or sale of Company securities until the information has been known publicly for at least two trading days and should not disclose to others the fact of the trading suspension, as the existence of the trading suspension itself can be considered material non-public information.
It should be noted that even outside of the Blackout Period, any person aware of material non-public information concerning the Company should not engage in any transactions in Company securities until the information has been known publicly for at least two trading days, whether or not the Company has recommended a suspension of trading to that person. Trading in Company securities outside of the Blackout Period should not be considered a “safe harbor,” and all insiders should use good judgment at all times.
B.    Preclearance of Trades in Company Securities by All Blackout Group Members
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of Company securities, all transactions in Company securities (except for those discussed under Section IV above and transactions pursuant to a valid 10b5-1 Plan as discussed below) by Blackout Group Members must be precleared by the Compliance Officer, even outside of the Blackout Period. A request for preclearance should be submitted to the Compliance Officer at least one business day in advance of the proposed transaction. The Compliance Officer is

Exhibit 19.1
under no obligation to approve a transaction submitted for preclearance, and may determine not to permit the transaction. If a person seeks preclearance and permission to engage in the transaction is not given, then he or she should refrain from initiating any transaction in Company securities, and should not inform any other person of the restriction.
The Compliance Officer may consult, as necessary, with senior management or other Company personnel before determining whether to preclear a proposed transaction in Company securities by a Blackout Group Member. If the Compliance Officer determines that the Company and/or such Blackout Group Member is in possession of material non-public information, there may be no trading in Company securities. If preclearance of a trade is granted, such preclearance shall be effective for five days or as otherwise specified by the Compliance Officer and provided that such Blackout Group Member does not receive material non-public information after preclearance is granted and prior to such trade being executed.
Please note that preclearance of a proposed trade by the Compliance Officer does not constitute legal advice, or otherwise acknowledge, that a member of the Blackout Group does not possess material non-public information. Employees must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of material non-public information. Preclearance of a trade is not a defense to an allegation of insider trading, and it is the responsibility of every Blackout Group Member to make sure that any family member of or entity controlled by that Blackout Group Member fully complies with this Policy.
C.    Transactions Pursuant to 10b5-1 Plans and Preclearance of 10b5-1 Plans
Notwithstanding the trading preclearance requirement stated above in Section V.B., a Blackout Group Member shall not be required to preclear a transaction in Company securities if such transaction is executed pursuant to a valid contract, instruction or plan that provides an affirmative defense (a “10b5-1 Plan”) pursuant to Rule 10b5-1 under the Exchange Act and such transaction is lawful under any applicable state securities laws.
However, a 10b5-1 Plan cannot be entered into or adopted by a Blackout Group Member during the Blackout Period or when such person is in possession of material non-public information related to the security, whether the issuer of such security is the Company or any other organization. Additionally, there are prohibitions on the use of more than one 10b5-1 Plan at a time in certain situations. To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the adoption of a 10b5-1 Plan, the adoption of any 10b5-1 Plan providing for transactions in Company securities by any Blackout Group Member must be precleared by the Compliance Officer to confirm the absence of material non-public information at the time

Exhibit 19.1
of such adoption. The Compliance Officer will not otherwise pass upon the conformity of the 10b5-1 Plan or its execution to the requirements of Rule 10b5-1 or any applicable state law, which conformity shall be solely the responsibility of the Blackout Group Member. Blackout Group Members should note that the SEC requires a “cooling-off” period after the adoption of a 10b5-1 Plan, and no purchases or sales may occur under a 10b5-1 Plan after its adoption until:
•For Section 16 Reporters, the later of (i) ninety days after the adoption of the 10b5-1 Plan or (ii) two business days following the disclosure of the Company’s financial results in Form 10-Q or Form 10-K, as applicable, for the fiscal quarter in which the plan was adopted (not to exceed 120 days).
•For all others, 30 days after the adoption of the 10b5-1 Plan.
In addition, any proposed amendment to, alteration of or deviation from an established 10b5-1 Plan will be treated as the adoption of a new 10b5-1 Plan, which must be precleared by the Compliance Officer, and may also be subject to an additional “cooling-off” period as set forth above. In connection with this preclearance, the Covered Person shall provide the Compliance Officer with a copy of the 10b5-1 Plan proposed to be entered into, adopted, amended or deviated from by the Covered Person. If after consultation with the Compliance Officer it is determined that the Company and/or such Blackout Group Member is in possession of material non-public information, the Blackout Group Member may not enter into, adopt or amend the 10b5-1 Plan at such time. This Policy does not summarize all the requirements, rules and regulations applicable to a valid 10b5-1 Plan. Conformity of such Plan to Rule 10b5-1 under the Exchange Act and any state securities laws shall be solely the responsibility of the Blackout Group Member.
The foregoing guidelines regarding 10b5-1 Plans also apply to standing good until cancelled and limit orders pertaining to Company securities made in compliance with Rule 10b5-1.
D.    Disclosure of Trading Agreements by Officers and Directors
In addition to any 10b5-1 Plan, all Section 16 Reporters are required to promptly notify the Compliance Officer when they propose to enter into, modify, deviate from or terminate any other contract, instruction, written plan or arrangement for the purchase or sale of the Company’s securities. Upon request, each Section 16 Reporter shall provide the Compliance Officer with a copy of any such contract, instruction, written plan or arrangement proposed to be entered into, adopted or modified by such Section 16 Reporter.
E.    Information Relating to the Company
1.    Access to Information

Exhibit 19.1
Access to material non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should generally not be communicated to anyone outside the Company.
In communicating material non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.
2.    Inquiries From Third Parties
Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Investor Relations Department.
F.    Limitations on Access to the Company Information
The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.
1.    All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material non-public information by, among other things:
•Maintaining the confidentiality of Company-related transactions;
•Conducting business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
•Restricting access to documents and files (including computer files) containing material non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
•Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;

Exhibit 19.1
•Restricting access to areas likely to contain confidential documents or material non-public information; and
•Avoiding the discussion of material non-public information in places where the information could be overheard by others, such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.
2.    Personnel involved with material non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

G.    Execution and Return of Acknowledgment
After reading this Policy all Covered Persons should execute and return to the Compliance Officer the Certification of Compliance form attached hereto as “Exhibit B” (with respect to outside directors) or “Exhibit C” (with respect to officers, management, directors and employees).

Exhibit 19.1
Exhibit A
Blackout Group

Each Director of the General Partner
Each Presidents and Vice Presidents of the Company
Each member of the Company’s Disclosure Committee
Each member of the Company’s Accounting Department
Each member of the Company’s Legal Department
[Such other persons maintained on a list kept by the Compliance Officer]

Exhibit 19.1
[Outside Directors]

Exhibit B
CERTIFICATION OF COMPLIANCE

TO:	Christopher W. Porter, Compliance Officer

FROM:

RE:	INSIDER TRADING POLICY OF USA COMPRESSION GP, LLC GOVERNING MATERIAL NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING (DATED FEBRUARY 22, 2024)

I have received, reviewed, and understand the above-referenced Policy and hereby undertake, as a condition to my present and continued affiliation with USA Compression Partners, LP, to comply fully with the policies and procedures contained therein.

I certify that I will comply fully with all policies and procedures set forth in the above-referenced Insider Trading Policy.

SIGNATURE	DATE

TITLE

Exhibit 19.1
[Officers, Management Directors & Employees]

Exhibit C
CERTIFICATION OF COMPLIANCE

TO:	Christopher W. Porter, Compliance Officer

FROM:

RE:	INSIDER TRADING POLICY OF USA COMPRESSION GP, LLC GOVERNING MATERIAL NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING (DATED FEBRUARY 22, 2024)

I have received, reviewed, and understand the above-referenced Policy and hereby undertake, as a condition to my present and continued employment, to comply fully with the policies and procedures contained therein.

I certify that I will comply fully with all policies and procedures set forth in the above-referenced Insider Trading Policy.

SIGNATURE	DATE

TITLE